Exhibit 5.1


January 21, 1998

The Clorox Company
1221 Broadway
Oakland, California  92612-1888

Ladies and Gentlemen:

This opinion is given with respect to the Registration
Statement on Form S-8 (the "Registration Statement"), to which this opinion is an exhibit, to be filed with the Securities and Exchange Commission (the "Commission") in connection with the registration under the Securities
Act of 1933, as amended, of an aggregate of 100,000 shares of Clorox Common Stock which may be issued pursuant to The Clorox Company Independent Directors' Stock-Based
Compensation Plan (the "Plan").

I have examined the Registration Statement and the Clorox
Common Stock issuable pursuant to the Plan, as well as the proceedings taken by you in connection with the adoption of the Plan and the authorization of the issuance of the Common Stock and such documents as I have deemed necessary to render this opinion.

Based upon the forgoing, it is my opinion that:

1. All necessary corporate action has been duly taken to adopt said Plan, and no approval of the Plan by the stockholders of The Clorox Company was necessary in connection therewith.

2. Said 100,000 shares of Clorox Common Stock have been reserved for purposes of said Plan and such shares, when issued in accordance with the terms and conditions of said Plan, will be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

Very truly,



/s/EDWARD A. CUTTER
Edward A. Cutter
Senior Vice President -
General Counsel and
Secretary